Exhibit 99.3
AMENDING AGREEMENT
          THIS AGREEMENT, dated March      , 2009 and made effective as of May 8, 2008 (the “Effective Date”) between NUCRYST Pharmaceuticals Corp., a corporation incorporated under the laws of the Province of Alberta (the “Company”), and David B. Holtz (the “Participant”).
          WHEREAS the Company and the Participant are parties to the stock option award agreement made as of the Effective Date (the “Award Agreement”); and
          WHEREAS the Company and the Participant wish to amend the Award Agreement as set forth herein.
          NOW, THEREFORE, THIS AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:
1.	The Award Agreement is hereby amended as follows:

(a) The defined term “Employment Agreement” in the Award Agreement is amended to mean the employment agreement between NUCRYST Pharmaceuticals Inc. (“NPI”) and the Participant, dated as of May 7, 2008 and effective May 8, 2008, as it may be amended, restated or supplemented from time to time, including (but not limited to) any employment agreement between NPI and the Participant which supersedes the Participant’s May 8, 2008 employment agreement;

(b) Section 6 of the Award Agreement is deleted in its entirety and the following substituted therefor:
Notwithstanding section 5 above, in the event that the Participant’s employment under the Employment Agreement is terminated prior to the Expiry Date and within 120 days prior to, or within 12 months following, a Change of Control in a termination governed by Section 4, 6(d) or 6(f) of the Employment Agreement (relating to terminations without cause or non-extension of the Employment Agreement by the Company or NPI), the Options shall immediately become fully vested and exercisable to the extent that such Options were then scheduled to become vested or exercisable on or before the third anniversary of the Termination Date and shall remain exercisable until the earlier of: (x) one hundred and twenty (120) days following the date on which the Participant’s employment under the Employment Agreement terminates (the “Termination Date”); and (y) the Expiry Date. “Change of Control” shall have the meaning ascribed to such term in the Employment Agreement.
(c) Section 7 of the Award Agreement is deleted in its entirety and the following substituted therefor:
Notwithstanding section 5 above, in the event that the Participant’s employment under the Employment Agreement is terminated prior to the Expiry Date in a termination governed by Section 4, 6(d) or 6(f) of the Employment Agreement (relating to terminations without cause or non-extension of the Employment Agreement by the Company or NPI) but not governed by section 6 of this Award Agreement above, the Options shall immediately become fully vested and exercisable to the extent that such Options were then scheduled to become vested or exercisable on or before the second anniversary of the Termination Date and shall remain exercisable until the earlier of (x) one hundred and twenty (120) days following the Termination Date and (y) the Expiry Date.

(d) Clause (ii) of Section 10(b) of the Award Agreement is amended by deleting the following: “in its sole discretion” and substituting therefor the following: “in its sole discretion subject to the applicable provisions of Code Section 409A”.
2.	The parties each covenant that they will do all things and execute all such further documents and assurances required to more fully effect the intent of this Agreement.
3.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
4.	This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein, and the parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of Alberta.
5.	This Agreement may be signed in counterparts and each counterpart constitutes an original document and the counterparts, taken together, constitute one and the same instrument. Delivery of counterparts may be made by facsimile or PDF transmission.

IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date.
NUCRYST Pharmaceuticals Corp.

Per:
	Carol L. Amelio	David B. Holtz
VP, General Counsel & Corporate Secretary

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